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                                                                    EXHIBIT 11.1

                          CARDIAC PATHWAYS CORPORATION

             STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE

                                                Three months ended            Nine months ended
                                                    March 31,                    March 31,
                                            -------------------------   -------------------------
                                               1997           1996          1997          1996
                                            -----------   -----------   -----------   -----------
Net loss                                    $(3,520,262)  $(2,313,715)  $(8,939,409)  $(6,732,189)
                                            ===========   ===========   ===========   ===========

Weighted average common shares outstanding    9,417,000       870,000     9,340,000       870,000

Common equivalent shares:
  Convertible preferred stock outstanding                   5,450,000                   5,450,000

Shares related to SAB No. 55, 64, and 83                      655,000                     655,000
                                            -----------   -----------   -----------   -----------

Total weighted average shares and common
  equivalent shares outstanding               9,417,000     6,975,000     9,340,000     6,975,000
                                            ===========   ===========   ===========   ===========
Net loss per share                          $     (0.37)                $     (0.96)
                                            ===========                 ===========

Pro forma net loss per share                              $     (0.33)                $     (0.97)
                                                          ===========                 ===========







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